Exhibit 10.27
VOCUS, INC.
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
     Effective upon the consummation of the proposed initial public offering (the “IPO”) of Vocus, Inc. (the “Company”), the compensation payable to the non-employee members of the board of directors of the Company shall be as follows:
•	An annual retainer of $12,000.
•	$1,000 per board meeting of four hours or more which a director attends in person.

•	$500 per board meeting of less than four hours which a director attends in person, and per board meeting in which a director participates telephonically.

•	Similar fees may be paid for attending committee meetings, depending on factors such as the length and significance of the meetings.

•	The chairperson of the audit committee shall receive an additional retainer of $10,000.

•	The chairperson of any other standing committee shall receive an additional retainer of $3,000.

•	Each director shall be reimbursed for customary expenses for attending all board of directors, committee and stockholder meetings.

•	All retainers payable to directors who are affiliated with the Company’s pre-IPO preferred stockholders shall be paid in stock, and other directors shall have the option of receiving their retainers in cash or stock.

•	Each director shall receive an annual grant of options to purchase shares of the Company’s common stock, or an equivalent equity award, with an estimated value of approximately $67,000 on the grant date, based on the Black-Scholes pricing model. Such grants shall vest at a rate of 33-1/3% each year, and shall have an exercise price equal to the fair market value on the date of grant.